UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 7, 2014

CARRIZO OIL & GAS, INC.

(Exact name of registrant as specified in its charter)

Texas	000-29187-87	76-0415919
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Dallas Street, Suite 2300

Houston, Texas 77002

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (713) 328-1000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On October 7, 2014, Carrizo Oil & Gas, Inc. (the “Company” or “we”) entered into the Fifth Amendment to its senior secured revolving credit facility (the “Amendment”) among the Company, Wells Fargo Bank, National Association, as administrative agent, and the guarantors and lenders party thereto to, among other things (i) permit the Company to increase or decrease the aggregate principal amount of the commitments of the lenders under the credit agreement governing the senior secured revolving credit facility provided that the aggregate commitments do not exceed the then existing borrowing base (as defined in such credit agreement), (ii) increase the letter of credit facility sublimit under the senior secured revolving credit facility from $15.0 million to $30.0 million, (iii) establish an approved borrowing base of $675.0 million until the next redetermination thereof and (iv) amend the availability for issuances of additional senior notes. Prior to giving effect to the amendment, the senior secured revolving credit facility provided availability for issuances of additional senior notes in an aggregate principal amount of up to $350.0 million. The amendment replaces this limitation to permit unlimited issuances of additional senior notes so long as, subject to certain other conditions described therein, after giving effect to the issuance of the additional senior notes, the Company is in compliance with its financial covenants under the credit agreement governing the Company’s senior secured revolving credit facility.

As a result of the Fall 2014 borrowing base redetermination, effective October 7, 2014, the borrowing base (as defined in the credit agreement governing the senior secured revolving credit facility) was increased to $675.0 million from $570.0 million. In connection with entering into the Amendment, we elected to limit the aggregate principal amount of the commitments of the lenders under the credit agreement governing the senior secured revolving credit facility to $585.0 million.

The borrowing base will be redetermined by the lenders at least semi-annually on or around each May 1 and November 1, with the next redetermination expected in the Spring of 2015. The amount the Company is able to borrow with respect to the borrowing base is subject to compliance with the financial covenants and other provisions of the credit agreement governing the revolving credit facility.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K. Each of the capitalized terms used but not defined in this Item 1.01 shall have the meaning given to such terms in the credit agreement governing the Company’s revolving credit facility.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit Number	Description

10.1	Fifth Amendment to Credit Agreement, dated as of October 7, 2014, among Carrizo Oil & Gas, Inc., as borrower, Wells Fargo Bank, National Association, as administrative agent, and the lender parties thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARRIZO OIL & GAS, INC.

By:	/s/ David L. Pitts
Name:	David L. Pitts
Title:	Vice President and Chief Financial Officer

Date: October 9, 2014

Exhibit Index

Exhibit Number	Description

10.1	Fifth Amendment to Credit Agreement, dated as of October 7, 2014, among Carrizo Oil & Gas, Inc., as borrower, Wells Fargo Bank, National Association, as administrative agent, and the lender parties thereto.